EXHIBIT 10.2
FORM OF ADVISORY AGREEMENT
AMONG
STEADFAST SECURE INCOME REIT, INC.,
STEADFAST SECURE INCOME REIT OPERATING PARTNERSHIP, L.P.,
AND
STEADFAST SECURE INCOME ADVISOR, LLC

TABLE OF CONTENTS

1. Definitions	1

2. Appointment	6

3. Duties of the Advisor	6

4. Authority of Advisor	10

5. Bank Accounts	10

6. Records; Access	10

7. Limitations on Activities	11

8. Relationship with Director	11

9. Fees	11

10. Expenses	12

11. Reimbursement to the Advisor	14

12. Other Services	14

13. Voting Agreement	15

14. Business Combinations	15

15. Other Activities of the Advisor	15

16. The Steadfast Name	16

17. Term of Agreement	16

18. Termination by the Parties	16

19. Payments to and Duties of Advisor Upon Termination	17

20. Assignment to an Affiliate	17

21. Indemnification by the Company and the Operating Partnership	17

22. Advancement of Legal Expenses	18

23. Indemnification by Advisor	18

24. Advances By Advisor	19

25. Publicity	19

26. Non-Solicitation	19

27. Notices	19

28. Modification	20

29. Severability	20

30. Construction	20

31. Entire Agreement	20

32. Indulgences, Not Waivers	20

33. Gender	20

34. Titles Not to Affect Interpretation	20

35. Execution in Counterparts	20

FORM OF ADVISORY AGREEMENT
     THIS ADVISORY AGREEMENT (this “Agreement”), dated as of the ___ day of                     , 2009, is entered into by and among Steadfast Secure Income REIT, Inc., a Maryland corporation (the “Company”), Steadfast Secure Income REIT Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and Steadfast Secure Income Advisor, LLC, a Delaware limited liability company (the “Advisor”). Capitalized terms used herein shall have the meanings ascribed to them in Section 1 below.
W I T N E S S E T H
     WHEREAS, the Company intends to qualify as a REIT and to invest its funds in investments permitted by the terms of Sections 856 through 860 of the Code;
     WHEREAS, the Company is the general partner of the Operating Partnership, and the Company intends to conduct all of its business and make all or substantially all Investments through the Operating Partnership;
     WHEREAS, the Company and the Operating Partnership desire to avail themselves of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of the Company’s board of directors, all as provided herein; and
     WHEREAS, the Advisor is willing to undertake to render such services on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. DEFINITIONS. As used in this Agreement, the following terms have the meanings specified below:
     Acquisition Expenses means any and all expenses, excluding Acquisition Fees, incurred by the Company, the Operating Partnership, the Advisor, or any of their Affiliates in connection with the selection, evaluation, acquisition, origination or development of any Investments, whether or not acquired or originated, as applicable, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on properties or other investments not acquired, accounting fees and expenses, title insurance premiums, and the costs of performing due diligence.
     Acquisition Fee means the fees payable to the Advisor pursuant to Section 9(a) plus all other fees and commissions, excluding Acquisition Expenses, paid by any Person to any Person in connection with making or investing in any Investment or the purchase development or construction of any Real Estate Asset by the Company. Included in the computation of such fees or commissions shall be any real estate commission, origination fee, selection fee, development fee, construction fee, nonrecurring management fee, loan fees or points or any fee of a similar nature, however designated. Excluded shall be development fees and construction fees paid to Persons not Affiliated with the Advisor in connection with the actual development and construction of a Real Estate Asset.
     Adjusted Funds From Operations means the Company’s funds from operations, or FFO (as defined by the National Association of Real Estate Investment Trusts), plus (1) any Acquisition Expenses and Acquisition Fees expensed by the Company that are related to any Investment acquired or expected to be acquired by the Company and (2) any non-operating, non-cash charges incurred by the Company, such as impairments of real property or loans, any other than temporary impairments of marketable securities, or other similar charges.
     Advisor means Steadfast Secure Income Advisor, LLC, a Delaware limited liability company, any successor advisor to the Company, the Operating Partnership or any Person to which Steadfast Secure Income Advisor, LLC or any successor advisor subcontracts substantially all of its functions.

Notwithstanding the foregoing, a Person hired or retained by Steadfast Secure Income Advisor, LLC to perform property management and related services for the Company or the Operating Partnership that is not hired or retained to perform substantially all of the functions of Steadfast Secure Income Advisor, LLC with respect to the Company or the Operating Partnership as a whole shall not be deemed to be an Advisor.
     Advances shall have the meaning set forth in Section 24.
     Advance Period shall have the meaning set forth in Section 24.
     Affiliate or Affiliated means, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such other Person; (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner of such other Person. An entity shall not be deemed to control or be under common control with a program sponsored by the sponsor of the Company unless (A) the entity owns 10% or more of the voting equity interests of such program or (B) a majority of the Board (or equivalent governing body) of such program is composed of Affiliates of the entity or general partner.
     Articles of Incorporation means the Articles of Incorporation of the Company, as amended from time to time.
     Average Invested Assets means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Investments before deducting depreciation, bad debts or other non-cash reserves, computed by taking the average of such values at the end of each month during such period.
     Board means the board of directors of the Company, as of any particular time.
     Bylaws means the bylaws of the Company, as amended from time to time.
     Cause means with respect to the termination of this Agreement, fraud, criminal conduct, willful misconduct, gross negligence or negligent breach of a fiduciary duty by the Advisor, or a material breach of this Agreement by the Advisor. “Cause” shall also include the failure by the Advisor to obtain any written consents from the Company expressly required by the terms of this Agreement.
     Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
     Company means Steadfast Secure Income REIT, Inc., a Maryland corporation.
     Competitive Real Estate Commission means a real estate or brokerage commission for the purchase or sale of property that is reasonable, customary and competitive in light of the size, type, and location of the property.
     Contract Sales Price means the total consideration received by the Company for the sale of an Investment.
     Cost of Investments means the sum of (i) with respect to acquisition or origination of an Investment to be wholly owned, directly or indirectly, by the Company, the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Investment, inclusive of expenses associated with the making of such Investment and the amount of any debt associated with, or used to fund the investment in, such Investment and (ii) with respect to the acquisition or origination of an Investment through any Joint Venture, the portion of the amount actually paid or allocated to fund the acquisition, origination, development, construction or improvement of the Investment, inclusive of expenses associated with the making of such Investment, plus the amount of any debt associated with, or used to fund the investment in, such Investment that is attributable to the Company’s investment in such Joint Venture.
     Dealer Manager means Steadfast Capital Markets Group, LLC, or such other Person or entity selected by the Board to act as the dealer manager for the Offering.
     Dealer Manager Fee means 3.5% of Gross Proceeds from the sale of Shares in the Primary Offering, payable to the Dealer Manager for serving as the dealer manager of such Offering.
     Director means a member of the Board.
     Disposition Fee means the fees payable to the Advisor pursuant to Section 9(c).
     Distributions mean any distributions of money or other property by the Company to Stockholders, including distributions that may constitute a return of capital for federal income tax purposes.
     Effective Date means the date of the commencement of the Initial Public Offering.
     Excess Amount shall have the meaning set forth in Section 11.
     Expense Year shall have the meaning set forth in Section 11.
     FINRA means the Financial Industry Regulatory Authority, Inc.
     GAAP means generally accepted accounting principles as in effect in the United States of America from time to time.
     Good Reason means either (i) any failure to obtain a satisfactory agreement from any successor to the Company or the Operating Partnership to assume and agree to perform the Company’s or the Operating Partnership’s obligations under this Agreement or (ii) any material breach of this Agreement of any nature whatsoever by the Company or the Operating Partnership.
     Gross Proceeds means the aggregate purchase price of all Shares sold for the account of the Company through all Offerings, without deduction for Sales Commissions, Dealer Manager Fees or Organization and Offering Expenses. For the purpose of computing Gross Proceeds, the purchase price of any Share for which reduced Sales Commissions or Dealer Manager Fees are paid to the Dealer Manager or a Participating Dealer (where net proceeds to the Company are not reduced) shall be deemed to be the full amount of the offering price per Share pursuant to the Prospectus for such Offering without reduction.
     Indemnitee shall have the meaning set forth in Section 21.
     Independent Director shall have the meaning set forth in the Articles of Incorporation.
     Initial Public Offering means the initial public offering of Shares registered pursuant to the Registration Statement.
     Investments means any investments by the Company or the Operating Partnership in Real Estate Assets, Real Estate-Related Assets or other investments in which the Company or the Operating

Partnership may acquire an interest, either directly or indirectly, including through an ownership interest in a Joint Venture, pursuant to its Articles of Incorporation, Bylaws and the investment objectives and policies adopted by the Board from time to time, other than short-term investments acquired for the purpose of cash management.
     Investment Management Fee means the fees payable to the Advisor pursuant to Section 9(d).
     Joint Venture means the joint venture, limited liability company, partnership or other entity pursuant to which the Company is a co-venturer or partner with respect to the ownership of any Investments.
     Listing means the listing of the Shares on a national securities exchange. Upon such Listing, the Shares shall be deemed “Listed.”
     Loans means any indebtedness or obligations in respect of borrowed money or evidenced by bonds, notes, debentures, deeds of trust, letters of credit or similar instruments, including mortgages and mezzanine loans.
     NASAA REIT Guidelines means the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association as in effect on the Effective Date.
     Net Income means for any period, the Company’s total revenues applicable to such period, less the total expenses applicable to such period other than additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Company’s assets.
     Offering means the public offering of Shares pursuant to a Prospectus.
     Offering Stage Termination Date means the first date upon which the Company is no longer publicly offering equity securities that are not listed on a national securities exchange, whether through the Initial Public Offering or follow-on Offerings, provided that the Company has not filed a registration statement for a follow-on Offering as of such date (for purposes of this definition, the Company does not consider “follow-on Offerings” to include Offerings on behalf of selling Stockholders or Offerings related to a distribution reinvestment plan, employee benefit plan or the redemption of interests in the Operating Partnership).
     Operating Expenses means all costs and expenses incurred by the Company, as determined under GAAP, that in any way are related to the operation of the Company or its business, including fees paid to the Advisor, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) incentive fees paid in compliance with the NASAA REIT Guidelines, (vi) Acquisition Fees and Acquisition Expenses and (vii) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgages or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property). The definition of “Operating Expenses” set forth above is intended to encompass only those expenses which are required to be treated as Total Operating Expenses under the NASAA REIT Guidelines. As a result, and notwithstanding the definition set forth above, any expense of the Company which is not part of Total Operating Expenses under the NASAA REIT Guidelines shall not be treated as part of Total Operating Expenses for purposes hereof.
     Operating Partnership shall mean Steadfast Secure Income REIT Operating Partnership, L.P., a Delaware limited partnership.
     Operating Partnership Agreement means the Operating Partnership Agreement between the Company, the Advisor and Steadfast REIT Holdings, LLC.
     Organization and Offering Expenses means any and all costs and expenses incurred by or on behalf of the Company in connection with the formation of the Company and the qualification and registration of an Offering, the marketing and distribution of Shares, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving and amending registration statements or supplementing prospectuses, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses, information technology costs, charges of transfer agents, registrars, trustees, escrow holders, depositories and experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of the Shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.
     Participating Dealers means broker-dealers who are members of FINRA or that are exempt from broker-dealer registration, and who, in either case, have executed participating dealer or other agreements with the Dealer Manager to sell Shares.
     Person means an individual, corporation, partnership, trust, joint venture, limited liability company or other entity.
     Primary Offering means the portion of an Offering other than the Shares offered pursuant to the Company’s distribution reinvestment plan.
     Property Manager means an entity that has been retained to perform and carry out property-management services at one or more of the Real Estate Assets, excluding Persons retained or hired to perform facility management or other services or tasks at a particular Real Estate Asset, the costs for which are passed through to and ultimately paid by the tenant at such Real Estate Asset.
     Prospectus means a “Prospectus” under Section 2(10) of the Securities Act, including a preliminary Prospectus, an offering circular as described in Rule 253 of the General Rules and Regulations under the Securities Act or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling securities to the public.
     Real Estate Assets means any investment by the Company or the Operating Partnership in unimproved and improved Real Property (including, without limitation, fee or leasehold interests, options and leases) either directly or through a Joint Venture.
     Real Estate-Related Assets means any investments by the Company or the Operating Partnership in, or origination of, mortgage loans and other types of real estate-related debt financing, including, without limitation, mezzanine loans, bridge loans, convertible mortgages, construction mortgage loans, loans on leasehold interests and participations in such loans, as well as real estate debt securities and equity securities of other real estate companies and REITs.
     Real Property means real property owned from time to time by the Company or the Operating Partnership, either directly or through joint venture arrangements or other partnerships, which consists of (i) land only, (ii) land, including the buildings located thereon, (iii) buildings only or (iv) such investments the Board and the Advisor mutually designate as Real Property to the extent such investments could be classified as Real Property.
     Registration Statement means the registration statement filed by the Company with the SEC on Form S-11 (Reg. No. 333- ), as amended from time to time, in connection with the Initial Public Offering.
     REIT means a “real estate investment trust” under Sections 856 through 860 of the Code.
     Sale or Sales means any transaction or series of transactions whereby: (i) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Investment or portion thereof, including the lease of any Real Property consisting of a building only, and including any event with respect to any Real Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (ii) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Operating Partnership in any Joint Venture in which it is a co-venturer or partner; (iii) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the Company or the Operating Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Investment or portion thereof, including any event with respect to any Real Property which gives rise to a significant amount of insurance proceeds or similar awards; (iv) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any Real Estate-Related Assets or portion thereof (including with respect to any Real Estate-Related Investment, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments) and any event which gives rise to a significant amount of insurance proceeds or similar awards; (v) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any other asset not previously described in this definition or any portion thereof; or (v) any other transaction or series of transactions that the Board deems to be a Sale.
     Sales Commissions means 6.5% of Gross Proceeds from the sale of Shares in the Primary Offering payable to the Dealer Manager and reallowable to Participating Dealers with respect to Shares sold by them.
     SEC means the Securities and Exchange Commission.
     Securities Act means the Securities Act of 1933, as amended.
     Shares mean the shares of the Company’s common stock, par value $0.01 per share.
     Special Committee has the meaning as provided in Section 14.
     Sponsor means Steadfast REIT Investments, LLC, a Delaware limited liability company.
     Stockholders means the registered holders of the Shares.
     Termination Date means the date of termination of this Agreement.
     2%/25% Guidelines has the meaning set forth in Section 11(d).
     2. APPOINTMENT. The Company and the Operating Partnership hereby appoint the Advisor to serve as their advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.
     3. DUTIES OF THE ADVISOR. The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its Investments. The Advisor undertakes to present to the Company and the Operating Partnership potential investment opportunities, to make investment decisions on behalf of the Company subject to the limitations in the Articles of Incorporation and the direction and oversight of the Board, and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. In performance of this undertaking, subject to the supervision of the Board and consistent with the provisions of the Articles of Incorporation and Bylaws of the Company and the Operating Partnership Agreement, the Advisor shall perform the duties described in this Section 3.
          (a) Offering Services. The Advisor shall manage and supervise:

               (i) the development of the Initial Public Offering and any subsequent Offering approved by the Board, including the determination of the specific terms of the securities to be offered by the Company, preparation of all offering and related documents, and obtaining all required regulatory approvals of such documents;
               (ii) along with the Dealer Manager, the approval of the participating broker-dealers and negotiation of the related selling agreements;
               (iii) along with the Dealer Manager, the coordination of the due diligence process relating to participating broker-dealers and their review of the Registration Statement and other Offering and Company documents;
               (iv) along with the Dealer Manager, the preparation of all marketing materials contemplated to be used by the Dealer Manager or others relating to the Offering;
               (v) along with the Dealer Manager, the negotiation and coordination with the transfer agent for the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions;
               (vi) along with the Dealer Manager, the creation and implementation of various technology and electronic communications related to the Offering; and
               (vii) all other services related to the Offering, other than services that (a) are to be performed by the Dealer Manager, (b) the Company elects to perform directly or (c) would require the Advisor to register as a broker-dealer with the SEC, FINRA or any state.
          (b) Acquisition Services. The Advisor shall:
               (i) serve as the Company’s investment and financial advisor and obtain certain market research and economic and statistical data in connection with the Investments and investment objectives and policies;
               (ii) subject to Section 4 hereof and the investment objectives and policies of the Company: (a) locate, analyze and select potential Investments; (b) structure and negotiate the terms and conditions of transactions pursuant to which the Investments will be made; and (c) acquire Investments on behalf of the Company;
               (iii) oversee the due diligence process related to prospective Investments;
               (iv) prepare reports regarding prospective Investments which include recommendations and supporting documentation necessary for the Board to evaluate the prospective Investments;
               (v) obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate in the judgment of the Advisor, concerning the value of prospective Investments; and
               (vi) negotiate and execute approved Investments and other transactions.
          (c) Investment Management Services. The Advisor shall:
               (i) investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including, but not limited to, consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies, Property Managers and any and all Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services;
               (ii) monitor applicable markets and obtain reports where appropriate in the judgment of the Advisor, concerning the value of the Investments;
               (iii) monitor and evaluate the performance of the Investments, provide daily investment management services to the Company and perform and supervise the various investment management and operational functions related to the Investments;
               (iv) formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of Investments on an overall portfolio basis;
               (v) oversee the performance by the Property Managers of their duties, including collection and proper deposits of rental payments and payment of Real Estate Asset expenses and maintenance;
               (vi) conduct periodic on-site property visits to some or all (as the Advisor deems reasonably necessary) of the Real Estate Assets to inspect the physical condition of the Real Estate Assets and to evaluate the performance of the Property Managers;
               (vii) review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by each Property Manager and aggregate these property budgets into the Company’s overall budget;
               (viii) coordinate and manage relationships between the Company and any Joint Venture partners; and
               (ix) provide financial and operational planning services and investment portfolio management functions.
          (d) Accounting and Other Administrative Services. The Advisor shall:
               (i) manage and perform the various administrative functions necessary for the management of the day-to-day operations of the Company;
               (ii) from time-to-time, or at any time reasonably requested by the Board, make reports to the Board on the Advisor’s performance of services to the Company under this Agreement;
               (iii) coordinate with the Company’s independent accountants and auditors to prepare and deliver to the Board’s audit committee an annual report covering the Advisor’s compliance with certain material aspects of this Agreement;
               (iv) provide or arrange for administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s business and operations;
               (v) maintain accounting data and any other information concerning the activities of the Company as shall be needed to prepare and file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;

               (vi) maintain all books and records of the Company;
               (vii) oversee tax and compliance services and risk management services and coordinate with third parties engaged by the Company, including independent accountants and other consultants, on related tax matters;
               (viii) supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of the Company;
               (ix) provide the Company with all necessary cash management services;
               (x) manage and coordinate with the transfer agent the Distribution process and payments to Stockholders;
               (xi) at any time reasonably requested by the Board, consult with the Board and assist in evaluating and obtaining adequate property insurance coverage based upon risk management determinations;
               (xii) provide the officers of the Company and the Board with timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with such matters;
               (xiii) consult with the Board relating to the corporate governance structure and the policies and procedures related thereto; and
               (xiv) oversee all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law including the Sarbanes-Oxley Act of 2002.
          (e) Stockholder Services. The Advisor shall:
               (i) along with the Dealer Manager, manage communications with Stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications; and
               (ii) along with the Dealer Manager, establish technology infrastructure to assist in providing Stockholder support and service.
          (f) Financing Services. The Advisor shall:
               (i) identify and evaluate potential financing and refinancing sources, engaging a third-party broker if necessary;
               (ii) negotiate terms, arrange and execute financing agreements;
               (iii) manage relationships between the Company and its lenders; and
               (iv) monitor and oversee the service of the Company’s debt facilities and other financings.

          (g) Disposition Services. The Advisor shall:
               (i) consult with the Board and provide assistance with the evaluation and approval of potential Investment dispositions, sales or other liquidity events; and
               (ii) structure and negotiate the terms and conditions of transactions pursuant to which Investments may be sold.
     4. AUTHORITY OF ADVISOR.
          (a) Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 7), and subject to the continuing and exclusive authority of the Board over the management of the Company, the Board hereby delegates to the Advisor the authority to perform the services described in Section 3. The Advisor shall have the power to delegate all or any part of its rights and powers to perform the services described in Section 3 to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company as it may deem appropriate. Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the Articles of Incorporation.
          (b) Notwithstanding the foregoing, the Advisor may not take any action on behalf of the Company without the prior approval of the Board or duly authorized committees thereof if the Articles of Incorporation or Maryland General Corporation Law require the prior approval of the Board. The Advisor will deliver to the Board all documents required by the Board to evaluate a proposed investment (and any financing related to such proposed investment).
          (c) If a transaction requires approval by the Independent Directors, the Advisor will deliver to the Independent Directors all documents and other information required by them to properly evaluate the proposed transaction.
          (d) The prior approval of a majority of the Independent Directors not otherwise interested in the transaction and a majority of the Board not otherwise interested in the transaction will be required for each transaction to which the Advisor or its Affiliates is a party.
          (e) The Board may, at any time upon the giving of written notice to the Advisor, modify or revoke the authority or approvals set forth in Section 3 and this Section 4; provided, however, that such modification or revocation shall be effective upon receipt of such notification by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company or the Operating Partnership prior to the date of receipt by the Advisor of such notification.
     5. BANK ACCOUNTS. The Advisor shall establish and maintain one or more bank accounts in its own name for the account of the Company or the Operating Partnership or in the name of the Company and the Operating Partnership and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company or the Operating Partnership, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render accountings of such collections and payments to the Board and to the auditors of the Company.
     6. RECORDS; ACCESS. The Advisor, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company’s operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of the Company and shall be available for inspection by the Board and by counsel, auditors and other authorized agents of the Company, at any time or from time to time during normal business hours. Such books and records shall include all information necessary to calculate and audit the fees or reimbursements paid under this Agreement. The Advisor shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect the Company’s assets from theft, error or fraudulent activity. All financial statements that the Advisor delivers to the Company shall be prepared on an accrual basis in accordance with GAAP, except for special financial reports that by their nature require a deviation from GAAP. The Advisor shall liaise with the Company’s officers and independent auditors and shall provide such officers and auditors with the reports and such other information that the Company requests.
     7. LIMITATIONS ON ACTIVITIES. Notwithstanding any provision in this Agreement to the contrary, the Advisor shall not take any action that, in its sole judgment made in good faith, would (a) adversely affect the ability of the Company to qualify or continue to qualify as a REIT under the Code unless the Board has determined that the Company will not seek or maintain REIT qualification for the Company, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or its other securities, (d) require the Advisor to register as a broker-dealer with the SEC, FINRA or any state, or (e) violate the Articles of Incorporation or Bylaws. In the event that an action would violate any of (a) through (e) of the preceding sentence but such action has been ordered by the Board, the Advisor shall notify the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given. Notwithstanding the foregoing, the Advisor, its managers, officers, employees and members, and the partners, directors, officers, managers, members and stockholders of the Advisor’s Affiliates shall not be liable to the Company or to the Directors or Stockholders for any act or omission by the Advisor, its directors, officers, employees, or members, and the partners, directors, officers, managers, members or stockholders of the Advisor’s Affiliates taken or omitted to be taken in the performance of their duties under this Agreement except as provided in Section 21 of this Agreement.
     8. RELATIONSHIP WITH DIRECTORS. Subject to Section 7 of this Agreement and to restrictions advisable with respect to the qualification of the Company as a REIT, directors, officers and employees of the Advisor or an Affiliate of the Advisor, may serve as a Director and as officers of the Company, except that no director, officer or employee of the Advisor or its Affiliates who also is a Director or officer of the Company shall receive any compensation from the Company for serving as a Director or officer other than reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board and no such Director shall be deemed an Independent Director for purposes of satisfying the Director independence requirement set forth in the Articles of Incorporation.
     9. FEES.
          (a) Acquisition Fees. The Advisor shall receive an Acquisition Fee payable by the Company as compensation for services rendered in connection with the investigation, selection and acquisition (by purchase, investment or exchange) of Investments. The total Acquisition Fees payable to the Advisor or its Affiliates shall equal 2.0% of the Cost of Investment. The Acquisition Fee will be inclusive of the Acquisition Expenses associated with such Investment, plus the amount of any debt associated with, or used to fund the investment in, such Investment. Notwithstanding anything herein to the contrary, the payment of Acquisition Fees by the Company shall be subject to the limitations on acquisition fees contained in (and defined in) the Articles of Incorporation. The Advisor shall submit an invoice to the Company following the closing of each Investment, accompanied by a computation of the Acquisition Fee. Generally the Acquisition Fee shall be paid to the Advisor at the closing of the transaction upon receipt of the invoice by the Company; provided, however, that such Acquisition Fee shall be paid to an Affiliate of the Advisor that is registered as a FINRA member broker-dealer if applicable laws or regulations prohibit such payment to be made to a Person that is not a FINRA member broker-dealer.  In addition, payment of the Acquisition Fee may be deferred, in whole or in part, as to any transaction in the sole discretion of the Advisor.  Any such deferred Acquisition Fees shall be paid to the Advisor without interest at such subsequent date as the Advisor shall request.
          (b) Limitation on Total Acquisition Fees, Origination Fees and Acquisition Expenses. Pursuant to the NASAA REIT Guidelines, the total of all Acquisition Fees and Acquisition Expenses payable in connection with any Investment shall not exceed 6.0% of the “contract purchase price,” as defined in the Articles of Incorporation, of the Investment acquired.
          (c) Disposition Fee. In connection with a Sale of an Investment in which the Advisor or any Affiliate of the Advisor provides a substantial amount of services, as determined by the Independent Directors, the Company shall pay to the Advisor or its Affiliate a Disposition Fee equal to 1.5% of the Contract Sales Price of the Investment sold. Any Disposition Fee payable under this Section 9(c) may be paid in addition to real estate commissions paid to non-Affiliates, provided that the total real estate commissions (including such Disposition Fee) paid to all Persons by the Company for the Sale of each Real Estate Asset shall not exceed 6.0% of the Contract Sales Price. Substantial assistance in connection with a Sale may include the preparation of an investment package (for example, a package including a new investment analysis, rent rolls, Argus projections, tenant information regarding credit, a property title report, an environmental report, a structural report and exhibits) or other such substantial services performed in connection with a Sale. The Advisor shall submit an invoice to the Company following the closing or closings of each disposition, accompanied by a computation of the Disposition Fee. Generally, the Disposition Fee shall be paid to the Advisor at the closing of the transaction upon receipt of the invoice by the Company. However, payments of the Disposition Fee may be deferred, in whole or in part, as to any transaction in the sole discretion of the Advisor. Any such deferred Disposition Fees shall be paid to the Advisor without interest at such subsequent date as the Advisor shall request; provided, however, that such Disposition Fee shall be paid to an Affiliate of the Advisor that is registered as a FINRA member broker-dealer if applicable laws or regulations prohibit such payment to be made to a Person that is not a FINRA member broker-dealer.
          (d) Investment Management Fee. The Advisor shall receive the Investment Management Fee as compensation for services rendered in connection with the management of the Company’s assets. The Investment Management Fee shall be equal to an annual fee of 0.75%, payable monthly, of the Cost of Investments. The Advisor shall submit a monthly invoice to the Company, accompanied by a computation of the Investment Management Fee for the applicable period. Generally, the Investment Management Fee payable to the Advisor shall be paid on the last day of such month, or the first business day following the last day of such month. However, payments of the Investment Management Fee may be deferred, in whole or in part, as to any transaction in the sole discretion of the Advisor. Any such deferred Investment Management Fee shall be paid to the Advisor without interest at such subsequent date as the Advisor shall request.
          (e) Exclusion of Certain Transactions. In the event the Company or the Operating Partnership shall propose to enter into any transaction in which the Advisor, any Affiliate of the Advisor or any of the Advisor’s directors or officers has a direct or indirect interest, then such transaction shall be approved by a majority of the members of the Board not otherwise interested in such transaction, including a majority of the Independent Directors.
          (f) Changes to Fee Structure. In the event of Listing, the Company and the Advisor shall negotiate in good faith to establish a fee structure appropriate for a perpetual-life entity.
     10. EXPENSES. In addition to the compensation paid to the Advisor pursuant to Section 9 hereof, the Company or the Operating Partnership shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor or its Affiliates in connection with the services it provides to the Company and the Operating Partnership pursuant to this Agreement, including, but not limited to:
               (i) Organization and Offering Expenses; provided, however, that the Company shall not reimburse the Advisor to the extent such reimbursement would cause the total amount of Organization and Offering Expenses paid by the Company and the Operating Partnership to exceed 15.0% of the Gross Proceeds from the Primary Offering raised as of the date of the reimbursement and provided further than within 60 days after the end of the month in which an Offering terminates, the Advisor shall reimburse the Company to the extent the Company incurred Organization and Offering Expenses exceeding 15.0% of the Gross Proceeds raised in the completed Primary Offering; the Company shall not reimburse the Advisor for any Organization and Offering Expenses that the Independent Directors determine are not fair and commercially reasonable to the Company;
               (ii) Acquisition Fees and Acquisition Expenses incurred in connection with the selection and acquisition of Investments (including the reimbursement of any acquisition expenses incurred by the Advisor and payable to third parties that are not Affiliates of the Company) subject to the aggregate 6.0% cap on Acquisition Fees and Acquisition Expenses set forth in Section 9(b);
               (iii) the actual out-of-pocket cost of goods and services used by the Company and obtained from entities not Affiliated with the Advisor;
               (iv) interest and other costs for borrowed money, including discounts, points and other similar fees;
               (v) taxes and assessments on income of the Company or Investments, taxes as an expense of doing business and any other taxes otherwise imposed on the Company and its business, assets or income;
               (vi) out-of-pocket costs associated with insurance obtained in connection with the business of the Company or by its officers or the Board;
               (vii) expenses of managing, improving, developing and operating Real Estate Assets owned by the Company, as well as expenses of other transactions relating to an Investment, including but not limited to prepayments, maturities, workouts and other settlements of Loans and other Investments;
               (viii) all out-of-pocket expenses in connection with payments to the Directors for attending meetings of the Board and Stockholders;
               (ix) expenses associated with a Listing, if applicable;
               (x) expenses connected with payments of Distributions;
               (xi) expenses of organizing, redomesticating converting, modifying, merging, liquidating, dissolving or terminating the Company or any subsidiary thereof or amending or revising the Articles of Incorporation or governing documents of any subsidiary;
               (xii) expenses of providing services for and maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

               (xiii) personnel and related employment costs incurred by the Advisor or its Affiliates in performing the services described in Section 3 hereof, including but not limited to reasonable salaries and wages, benefits and overhead of all employees directly involved in the performance of such services, provided that no reimbursement shall be made for costs of such employees of the Advisor or its Affiliates to the extent that such employees perform services for which the Advisor receives Acquisition Fees, Investment Management Fees or Disposition Fees;
               (xiv) audit, accounting and legal fees, and other fees for professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Board or any other committee of the Board;
               (xv) out-of-pocket costs for the Company to comply with all applicable laws, regulations and ordinances, including without limitation, the Sarbanes-Oxley Act of 2002, as amended; and
               (xvi) all other out-of-pocket costs incurred by the Advisor in performing its duties hereunder.
     11. TIMING OF ADDITIONAL LIMITATIONS ON REIMBURSEMENTS TO THE ADVISOR.
          (a) Expenses incurred by the Advisor on behalf of the Company and the Operating Partnership and payable pursuant to Section 10 shall be reimbursed no less than monthly to the Advisor.
          (b) The Advisor shall prepare a statement documenting the expenses of the Company and the Operating Partnership during each quarter, and shall deliver such statement to the Company and the Operating Partnership within 45 days after the end of each quarter.
          (c) Notwithstanding anything else in this Section 10 to the contrary, the expenses enumerated in Section 11 shall not become reimbursable to the Advisor unless and until the Company has raised $2 million in the Initial Public Offering.
          (d) Commencing upon the fourth fiscal quarter after the commencement of the Initial Public Offering, the Company shall not reimburse the Advisor at the end of any fiscal quarter in which Total Operating Expenses for the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year. Any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company or, at the option of the Company, subtracted from the Total Operating Expenses reimbursed during the subsequent fiscal quarter. If there is an Excess Amount in any Expense Year and the Independent Directors determine that such excess was justified based on unusual and nonrecurring factors which they deem sufficient, then the Excess Amount may be carried over and included in Total Operating Expenses in subsequent Expense Years and reimbursed to the Advisor in one or more of such years, provided that there shall be sent to the Stockholders a written disclosure of such fact, together with an explanation of the factors the Independent Directors considered in determining that such excess expenses were justified. Such determination shall be reflected in the minutes of the meetings of the Board. All figures used in the foregoing computation shall be determined in accordance with GAAP applied on a consistent basis.
     12. OTHER SERVICES. In the event that (a) the Board requests that the Advisor or any manager, officer or employee thereof render services for the Company other than as set forth in this Agreement or (b) there are changes to the regulatory environment in which the Advisor or Company operates that would increase significantly the level of services performed such that the costs and expenses borne by the Advisor for which the Advisor is not entitled to separate reimbursement for personnel and related employment direct costs and overhead under Section 10 of this Agreement would increase significantly, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Independent Directors, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.
     13. VOTING AGREEMENT. The Advisor agrees that, with respect to any Shares now or hereinafter owned by it, it will not vote or consent on matters submitted to the Stockholders of the Company regarding (i) the removal of the Advisor or any of its Affiliates as the Advisor or (ii) any transaction between the Company and the Advisor or any of its Affiliates.  This voting restriction shall survive until such time that the Advisor or any of its Affiliates is no longer serving as the Company’s external advisor.
     14. BUSINESS COMBINATIONS.
          (a) Business Combination with Advisor. The Company may consider becoming a self-administered REIT once the Company’s assets and income are, in the view of the Board, of sufficient size such that internalizing the management functions performed by the Advisor is in the best interests of the Company and the Stockholders. If the Board should make this determination in the future, the Board shall form a special committee (the “Special Committee”) comprised entirely of Independent Directors to consider a possible business combination with the Advisor. The Board shall, subject to applicable law, delegate all of its decision-making power and authority to the Special Committee with respect to matters relating to a possible business combination with the Advisor. The Special Committee also shall be authorized to retain its own financial advisors and legal counsel to, among other things, negotiate with representatives of the Advisor regarding a possible business combination with the Advisor.
          (b) Conditions to Completion of Business Combination with Advisor. Before the Company may complete any business combination with the Advisor in accordance with this Section 14, the following conditions shall be satisfied:
               (i) the Special Committee formed in accordance with Section 14(a) hereof receives an opinion from a qualified investment banking firm, separate and distinct from any firm retained by the Advisor, which provides an analysis of the assets to be acquired by the Company in the business combination, and concludes that the consideration to be paid by the Company in the business combination is fair to the Stockholders from a financial point of view;
               (ii) the Board determines that such business combination is advisable and in the best interests of the Company and the Stockholders; and
               (iii) such business combination is approved by the Stockholders entitled to vote thereon in accordance with the Company’s Articles of Incorporation and Bylaws.
     15. OTHER ACTIVITIES OF THE ADVISOR.
          (a) Nothing herein contained shall prevent the Advisor or any of its Affiliates from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, manager, member, partner, employee or stockholder of the Advisor or its Affiliates to engage in or earn fees from any other business or to render services of any kind to any other Person and earn fees for rendering such services; provided, however, that the Advisor must devote sufficient resources to the Company’s business to discharge its obligations to the Company under this Agreement. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service. Specifically, it is contemplated that the Company may enter into joint ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such joint ventures or arrangements, the Advisor may be engaged to provide advice and service to such Persons, in which case the Advisor will earn fees for rendering such advice and service.
          (b) The Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in a manner consistent with the terms of this Agreement. The Company acknowledges that the Advisor and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company and its Affiliates.
          (c) The Advisor shall be required to use commercially reasonable efforts to present continuing and suitable investment opportunities to the Company that are consistent with the investment policies and objectives of the Company, but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of character that, if presented to the Company, could be taken by the Company. In the event an investment opportunity is located, the allocation procedure set forth under the caption “Conflicts of Interest—Conflict Resolution Procedures—Allocation of Investment Opportunities” in the Registration Statement shall govern the allocation of the opportunity among the Company and Affiliates of the Advisor. The Advisor shall be required to notify the Board at least annually of Investments that have been purchased by other entities managed by the Advisor or its Affiliates for determination by the Board that the Advisor is fairly presenting investment opportunities to the Company.
     16. THE STEADFAST NAME. The Advisor and its Affiliates have a proprietary interest in the name “Steadfast.” The Advisor hereby grants to the Company a non-transferable, non-assignable, non-exclusive, royalty-free right and license to use the name “Steadfast” during the term of this Agreement. Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Advisor or one of its Affiliates to perform substantial advisory services for the Company, the Company will, promptly after receipt of written request from the Advisor, cease to conduct business under or use the name “Steadfast” or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain the name “Steadfast” or any other word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any of its Affiliates. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the word “Steadfast.” Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “Steadfast” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company.
     17. TERM OF AGREEMENT. This Agreement shall have an initial term of one year from the Effective Date and may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. The Company (acting through the Independent Directors) will evaluate the performance of the Advisor annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year. Any such renewal must be approved by the Independent Directors.
     18. TERMINATION BY THE PARTIES. This Agreement may be terminated:
          (a) immediately by the Company or the Operating Partnership for Cause or upon the bankruptcy of the Advisor;

          (b) upon 60 days written notice without Cause and without penalty by a majority of the Independent Directors of the Company; or
          (c) upon 60 days written notice with Good Reason by the Advisor.
The provisions of Sections 16 and 19 through 35 of this Agreement survive termination of this Agreement.
     19. PAYMENTS TO AND DUTIES OF ADVISOR UPON TERMINATION.
          (a) After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company or the Operating Partnership within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, subject to the 2%/25% Guidelines to the extent applicable.
          (b) The Advisor shall promptly upon termination:
               (i) pay over to the Company and the Operating Partnership all money collected and held for the account of the Company and the Operating Partnership pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;
               (ii) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;
               (iii) deliver to the Board all assets, including all Investments, and documents of the Company and the Operating Partnership then in the custody of the Advisor; and
               (iv) reasonably cooperate with the Company and the Operating Partnership to provide an orderly management transition.
     20. ASSIGNMENT TO AN AFFILIATE. This Agreement may be assigned by the Advisor to an Affiliate only with the prior written approval of a majority of the Directors (including a majority of the Independent Directors). The Advisor may assign any rights to receive fees or other payments under this Agreement to any Person without obtaining the approval of the Directors. This Agreement shall not be assigned by the Company or the Operating Partnership without the consent of the Advisor, except in the case of an assignment by the Company or the Operating Partnership to a corporation, limited partnership or other organization which is a successor to all of the assets, rights and obligations of the Company or the Operating Partnership, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company and the Operating Partnership are bound by this Agreement.
     21. INDEMNIFICATION BY THE COMPANY AND THE OPERATING PARTNERSHIP. The Company and the Operating Partnership shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, directors, equity holders, partners and employees (the “Indemnitees,” and each an “Indemnitee”), from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland, the Articles of Incorporation or the provisions of Section II.G of the NASAA REIT Guidelines. Any indemnification of the Advisor may be made only out of the net assets of the Company and not from Stockholders. Notwithstanding the foregoing, the Company and the Operating Partnership shall not provide for indemnification of an Indemnitee for any loss or liability suffered by such Indemnitee, nor shall they provide that an Indemnitee be held harmless for any loss or liability suffered by the Company and the Operating Partnership, unless all of the following conditions are met:
          (a) the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interest of the Company and the Operating Partnership;
          (b) the Indemnitee was acting on behalf of, or performing services for, the Company or the Operating Partnership;
          (c) such liability or loss was not the result of negligence or misconduct by the Indemnitee; and
          (d) such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from the Stockholders.
     Notwithstanding the foregoing, an Indemnitee shall not be indemnified by the Company and the Operating Partnership for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such Indemnitee unless one or more of the following conditions are met:
          (a) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee;
          (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or
          (c) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company or the Operating Partnership were offered or sold as to indemnification for violation of securities laws.
     22. ADVANCEMENT OF LEGAL EXPENSES. The Company or the Operating Partnership shall pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee as a result of any legal action for which indemnification is being sought in advance of the final disposition of a proceeding only if all of the following conditions are satisfied:
          (a) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company or the Operating Partnership;
          (b) the legal action is initiated by a third party who is not a Stockholder or the legal action is initiated by a Stockholder acting in such Stockholder’s capacity as such and a court of competent jurisdiction specifically approves such advancement; and
          (c) the Indemnitee undertakes to repay the advanced funds to the Company or the Operating Partnership, together with the applicable legal rate of interest thereon, if it is ultimately determined that such Indemnitee is found not to be entitled to indemnification.
     23. INDEMNIFICATION BY ADVISOR. The Advisor shall indemnify and hold harmless the Company and the Operating Partnership from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties; provided, however, that the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.
     24. ADVANCES BY ADVISOR. Notwithstanding anything contained in this Agreement to the contrary, the Advisor hereby agrees to advance funds (“Advances”) to the Company during the period beginning on the date of the commencement of the Initial Public Offering and ending on the Offering Stage Termination Date (the “Advance Period”) as set forth in this Section 24. If, during any calendar quarter during the Advance Period, the Distributions paid exceed the Company’s Adjusted Funds From Operations, the Advisor will advance to the Company funds equal to the amount by which the Distributions paid for such quarter exceed the Company’s Adjusted Funds From Operations for such quarter, up to an amount equal to a 7.0% cumulative non-compounded annual return on Stockholders’ invested capital, prorated for such quarter. The Company is only obligated to reimburse the Advisor for Advances if and to the extent that the Company’s cumulative Adjusted Funds From Operations for the period from the commencement of the Initial Public Offering through the date of such reimbursement exceed the lesser of (1) the cumulative amount of any Distributions paid to the Stockholders as of the date of such reimbursement or (2) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on Stockholders’ invested capital for the period from the commencement of the Initial Public Offering through the date of such reimbursement. The Advisor understands and agrees that no interest will accrue on Advances being made by the Advisor. The Advisor’s commitment to advance funds to the Company pursuant to this Agreement is limited to an aggregate amount of $5 million and will terminate immediately in the event that the Advisor or an Affiliate of the Sponsor no longer serves as the Company’s advisor.
     25. PUBLICITY. The Advisor shall not, and shall cause its Affiliates and their officers, managers, employees and members to not, make any public statements or disclosure regarding this Agreement, the duties contemplated hereunder or the business of the Company and the Operating Partnership without obtaining the prior written consent of the officers of the Company as to the form and content of such disclosure, except to the extent that such disclosure is required by law, in which case the Advisor will give the Company sufficient prior written notice thereof to seek judicial intervention. Except as authorized in advance by the Board, only the officers of the Company shall be permitted to make public statements or disclosure on behalf of the Company.
     26. NON-SOLICITATION. During the period commencing on the Effective Date and ending one year following the Termination Date, the Company shall not, without the Advisor’s prior written consent, directly or indirectly (a) solicit or encourage any person to leave the employment or other service of the Advisor or its Affiliates; or (b) hire on behalf of the Company or any other person or entity, any person who has left its employment within the one year period following the termination of that person’s employment the Advisor or its Affiliates. During the period commencing on the date hereof through and ending one year following the Termination Date, the Company will not, whether for its own account or for the account of any other Person, intentionally interfere with the relationship of the Advisor or its Affiliates with, or endeavor to entice away from the Advisor or its Affiliates, any person who during the term of the Agreement is, or during the preceding one-year period, was a tenant, co-investor, co-developer, joint venturer or other customer of the Advisor or its Affiliates.
     27. NOTICES. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand, by courier or overnight carrier or by registered or certified mail to the addresses set forth herein:

To the Directors and to the Company:	Steadfast Secure Income REIT, Inc.
4343 Von Karman Avenue, Suite 300
Newport Beach, California 92660
Telephone: (949) 852-0700
Attention: Chief Executive Officer

To the Operating Partnership:	Steadfast Secure Income REIT Operating Partnership, L.P.
c/o Steadfast Secure Income REIT, Inc.
4343 Von Karman Avenue, Suite 300
Newport Beach, California 92660
Telephone: (949) 852-0700
Attention: Secretary

To the Advisor:	Steadfast Secure Income Advisor, LLC
4343 Von Karman Avenue, Suite 300
Newport Beach, California 92660
Telephone: (949) 852-0700
Attention: Chief Executive Officer

     If delivered by hand or by courier, the date on which the notice, report or other communication is delivered shall be the date on which such delivery is made and if delivered by overnight carrier, the date on which the notice, report or other communication is received shall be the date on which such delivery is made. Any party may at any time give notice in writing to the other parties of a change in its address for the purposes of this Section 27.
     28. MODIFICATION. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assignees.
     29. SEVERABILITY. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
     30. CONSTRUCTION. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.
     31. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
     32. INDULGENCES, NOT WAIVERS. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
     33. GENDER. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
     34. TITLES NOT TO AFFECT INTERPRETATION. The titles of Sections and Subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
     35. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
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     IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the date and year first written above.

STEADFAST SECURE INCOME REIT, INC.

By:

Name:
Title:

STEADFAST SECURE INCOME REIT OPERATING PARTNERSHIP, L.P.

By:	Steadfast Secure Income REIT, Inc., its General Partner

By:
Name:
Title:

STEADFAST SECURE INCOME ADVISOR, LLC

By:

Name:
Title: